Balchem Corporation (NASDAQ:BCPC)

                                  Exhibit 99.1

                              FOR IMMEDIATE RELEASE

            Balchem Corporation Announces Fourth Quarter 2008 Results
            ---------------------------------------------------------

    New Hampton, NY, February 24, 2009 - Balchem Corporation (NASDAQ: BCPC) reported as follows (unaudited) for the period ended December 31, 2008.
                ($000 Omitted Except for Net Earnings per Share)

                     For the Three Months Ended December 31,
                     ---------------------------------------

                                                    2008            2007
                                                    ----            ----

Net sales                                       $     54,053    $     53,733
Gross profit                                          13,432          12,398
Operating expenses                                     5,954           5,816
                                                ------------    ------------
Earnings from operations                               7,478           6,582
Other expense                                           (175)           (206)
                                                ------------    ------------
Earnings before income tax expense                     7,303           6,376
Income tax expense                                     2,411           2,221
                                                ------------    ------------
Net earnings                                    $      4,892    $      4,155
                                                ============    ============

Basic net earnings per common share             $       0.27    $       0.23
Diluted net earnings per common share           $       0.26    $       0.22

Shares used in the calculation of diluted net
earnings per common share                             19,094          18,811

                    For the Twelve Months Ended December 31,
                    ----------------------------------------

                                                    2008            2007
                                                    ----            ----

Net sales                                       $    232,050    $    176,201
Gross profit                                          52,578          46,930
Operating expenses                                    23,230          21,024
                                                ------------    ------------
Earnings from operations                              29,348          25,906
Other expense                                           (917)         (1,077)
                                                ------------    ------------
Earnings before income tax expense                    28,431          24,829
Income tax expense                                     9,381           8,711
                                                ------------    ------------
Net earnings                                    $     19,050    $     16,118
                                                ============    ============

Basic net earnings per common share             $       1.06               $
                                                                        0.91
Diluted net earnings per common share           $       1.00               $
                                                                        0.87

Shares used in the calculation of diluted net
earnings per common share                             19,014          18,611

Balchem Corporation (NASDAQ:BCPC)                                              2

Record Fourth Quarter Results for Sales and Earnings

         Record net sales of $54.1 million were achieved for the fourth quarter ended December 31, 2008, an increase of approximately 1% above the $53.7 million result of the prior year comparable quarter. The company achieved record net earnings for the quarter of $4.9 million, an increase of $0.7 million, or 17.7%. The $4.9 million generated diluted net earnings of $0.26 per common share versus $0.22 per common share for the prior year comparable period, an increase of 18.2%.

         Detailing this fourth quarter of 2008, the Animal Nutrition and Health segment achieved quarterly sales of $37.2 million, an increase of $0.8 million, or 2.3%, over the prior year quarter. Within this segment, the specialty animal nutrition and health products, targeted predominantly for ruminant animals, realized approximately 11.1% growth over the 2007 fourth quarter results with continued strong sales of Reashure(R) and Nitroshure(R), in addition to new sales generated from our initial launch of AminoShure(TM)-L., a rumen protected lysine designed to deliver consistent lysine levels and enhance amino acid nutrient availability to dairy cows. Feed grade choline and industrial derivatives grew approximately 1.0% over the prior year quarter, as industrial derivative increases were partially offset by a slight decline in feed grade choline, particularly into the poultry markets. We continued to experience hurricane-related raw material supply chain disruptions until late in the fourth quarter, which slowed our ability to produce, hence sell product into certain international markets. However, earnings from operations for this entire ANH segment did increase to $2.9 million as compared to $1.8 million in the prior year comparable quarter, largely due to favorable product mix in addition to reductions in the cost of certain petro-chemical commodities used to manufacture choline and derivatives.

         Sales of the Food, Pharma and Nutrition segment were $7.6 million, a decrease of 15.7% or $1.4 million from the prior year comparable quarter. While full year sales of this segment were up 11.4% for 2008, quarterly comparative sales results for this segment continue to reflect the roller-coaster effect of pipeline fills, year end inventory level management, and some effects of the worldwide economic downturn at year end on our customers. Earnings from operations  for this  segment  declined  to $0.7  million,  as  compared to $1.9 million in the prior year comparable quarter, due to the softness in sales volume; hence lower/unfavorable manufacturing levels, as we, too, controlled/reduced inventory levels.

         The ARC Specialty Products segment generated record fourth quarter sales of $9.3 million, an increase of 10.6% over the comparable prior year quarter. Earnings from operations for this segment, at $3.8 million, were 30.8% higher than the prior year quarter, principally from increased volumes of ethylene oxide and methyl chloride, and increased selling prices.

         Consolidated gross profit for the quarter ended December 31, 2008 was $13.4 million, and, as compared to $12.4 million for the prior year comparable period, increased from 23.1% to 24.9% of sales, as a result of certain segments' product mix, price increases and declines in raw material costs. As previously noted, we continue to focus on gross margin improvement, implementing raw material cost driven price increases, production and supply chain improvements, and top line growth through new product development. Operating (Selling, R&D, and Administrative) expenses at $6.0 million, increased $0.1 million over the prior year comparable quarter, but decreased to 10% of sales for all of 2008, a reduction from 11.9% in 2007.

Balchem Corporation (NASDAQ:BCPC)                                              3

         For the twelve months ended December 31, net sales increased 31.7% to $232.0 million compared to $176.2 million in the comparable prior year period. Net earnings increased 18.2% to $19.1 million, generating $1.00 per diluted share, versus net earnings of $16.1 million, or $0.87 per diluted share, in the prior year comparable period.

         Balance sheet ratios and cash flow continue to be strong. Early in 2007, we borrowed $39 million; the proceeds of which were used to fund the Chinook and Akzo acquisitions. At December 31, 2008, our outstanding borrowings were $11.6 million, $8.2 million net of cash, reflecting accelerated payments of $17.5 million over the scheduled term payments of the loan. We have quality accounts receivable of $30.3 million, inventory levels of $16.6 million, which were reduced by 6% from September 30, 2008, so we are well positioned to continue with an aggressive debt reduction program.

Outlook
         Commenting on 2008, Dino A. Rossi, Chairman, President and CEO of Balchem said, "This record fourth quarter, combined with strong performances across Balchem's business in the first nine months of the year, despite the well publicized difficult economic conditions, continues to demonstrate the value of our diversified business. Our prior year strategic acquisitions, with improved cross business integration, have increased our global presence; thereby off-setting softness in some U.S. markets. Raw material costs have had continued negative impact on certain segments, but we have begun experiencing relief on certain key raw materials. We will continue to closely monitor key economic drivers, stay customer focused, and take appropriate actions to improve operating margins and cash flow.

         Year over year, we expect improved results in the Food, Pharma & Nutrition segment, particularly in the choline, calcium, domestic and international food products. The Animal Nutrition & Health segment realized some margin relief in the quarter, despite supply chain interruptions, that now appear to be behind us. Nevertheless, many end specie producers continue to have financial issues, so our focus on successful new product launches and continued production efficiencies are critical. The ARC Specialty Products segment continues its steady revenue growth and solid profit results with improved volumes and some price increases, as we continue to develop new market opportunities for specialized delivery of certain gases. There certainly is considerable volatility in the global economy, but we expect 2009 to be a year of improvements in sales and earnings, as we continue to implement lean programs, de-bottleneck production capabilities, and leverage our existing business and research infrastructure. Our healthy financial situation has us positioned to capitalize on opportunities that will likely arise from the current economic environment."

Quarterly Conference Call
         A quarterly conference call will be held on Tuesday, February 24, at 2:00 PM Eastern Time (ET) to review fourth quarter and full year 2008 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, CFO, will host the call. We invite you to listen to the conference by calling toll-free
1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Friday, February 27. To access the replay of the conference call dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID#0313420. Both account and replay ID numbers are required for replay access.

Balchem Corporation (NASDAQ:BCPC)                                              4

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma and Nutrition; and Animal Nutrition and Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma and Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2007. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
          Telephone: 845-326-5635

Selected Financial Data
($ in 000's)

Business Segment Net Sales:

--------------------------------------------------------------------------------
                                      Three Months Ended     Twelve Months Ended
                                         December 31,           December 31,
                                      2008         2007       2008        2007
--------------------------------------------------------------------------------
ARC Specialty Products              $  9,271    $  8,381    $ 35,835    $ 33,057
Food, Pharma & Nutrition               7,580       8,989      35,702      32,052
Animal Nutrition & Health             37,202      36,363     160,513     111,092
--------------------------------------------------------------------------------
Total                               $ 54,053    $ 53,733    $232,050    $176,201
--------------------------------------------------------------------------------

Business Segment Earnings Before Income Taxes:

--------------------------------------------------------------------------------
                                     Three Months Ended     Twelve Months Ended
                                        December 31,           December 31,
                                     2008        2007        2008        2007
--------------------------------------------------------------------------------
ARC Specialty Products             $  3,836    $  2,932    $ 12,545    $ 11,824
Food, Pharma & Nutrition                706       1,852       5,469       4,144
Animal Nutrition & Health             2,936       1,798      11,334       9,938
Interest and other expense             (175)       (206)       (917)     (1,077)
--------------------------------------------------------------------------------
Total                              $  7,303    $  6,376    $ 28,431    $ 24,829
--------------------------------------------------------------------------------

Selected Balance Sheet Items
                                                    December 31,   December 31,
                                                        2008           2007
                                                        ----           ----
Cash and Cash Equivalents                            $    3,422     $    2,307
Accounts Receivable                                      30,250         29,640
Inventories                                              16,618         15,680
Other Current Assets                                      4,961          4,842
                                                     ----------     ----------
Total Current Assets                                     55,251         52,469

Property, Plant, & Equipment (net)                       42,513         42,080
Other Assets                                             56,710         59,875
                                                     ----------     ----------
Total Assets                                         $  154,474     $  154,424
                                                     ==========     ==========

Current Liabilities                                  $   25,685     $   36,330
Long-Term Obligations                                    14,283         25,014
                                                     ----------     ----------
Total Liabilities                                        39,968         61,344

Stockholders' Equity                                    114,506         93,080
                                                     ----------     ----------
Total Liabilities and Stockholders' Equity           $  154,474     $  154,424
                                                     ==========     ==========